Exhibit 10.7

Personal Employment Contract

Entered into in Rosh Pina on February 27, 2018

Between:	On Track Innovations Ltd.

A an Israeli public corporation located in the ZHR Industrial Zone, Rosh Pina

(hereafter, “Company”)

on the one hand;

And:	Assaf Cohen, ID No. 066550468
Address:	145 Aba Hushi Ave., Haifa

(hereafter, “Employee”)

on the other hand;

Wherefore:	The Employee has been employed by the Company as of July 19, 2015as a controller in the Company’s finance department pursuant to a Personal Employment contract dated June 23, 2015 (hereafter, “Previous Contract”) and as of February 27, 2018 the Employee is employed by the Company as Chief Financial Officer (hereafter, “CFO”) of the Company and its subsidiaries subject to and in accordance with a resolution of the Company’s Board of Directors (hereafter, “Board of Directors”) dated March 20, 2018; and

Wherefore:	The Company desires to continue to employ the Employee as CFO of the Company and its subsidiaries (hereafter, the “Position”) and the employee desires to be employed in the Position, all subject to the terms and conditions set forth in this agreement, the principles of which were approved by the Board of Directors in its resolution dated March 20, 2018 and the rest of which will be approved as required by law; and

Wherefore:	It has been agreed that the employment of the Employee in the Position will be done so as to ensure full continuation of the Employee’s rights, including the right to termination severance payment; and

Wherefore:	The Employee declares that nothing prohibits his entry into this agreement and that he has the skills, experience, and competence required for the purpose of performing the Position and that he has expressed his interest in being employed by the Company in the Position; and

Wherefore:	The parties desire to establish the terms and conditions for the Employee’s employment, all as set forth in this Agreement and subject to the terms and conditions herein.

Therefore, the parties declare and agree as follows:

A.	General

1.	The preamble to this agreement constitutes and integral part thereof.

2.	The attachments to this agreement constitute integral parts thereof.

3.	Captions and headings are for convenience only and shall not serve as a basis for interpretation of this agreement.

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B.	The Employment

4.	This agreement constitutes the entirety of the terms and conditions applicable to Employee’s employment by the Company. No collective bargaining agreements or arrangements or other special arrangements or agreements shall be applicable to the employment relationship between Employee and Company and the relationship between the parties will be governed by this agreement only.

5.	The employee shall be employed by the Company in the Position and shall be subject to his supervisor as listed in Attachment A or to any person appointed by the Company. The Company’s management will determine the employee’s areas of activity and powers, and may change them from time to time, in consultation with the employee.

C.	Obligations and Declarations of the Employee

6.	The Employee declares and commits hereby as follows:

6.1.	The Employee will perform the Position with dedication, loyalty and trustworthiness in any location, in Israel and abroad, in accordance with the instructions that he will receive from time to time from his supervisors, and to this effect will dedicate his time, efforts, skills and experience as necessary and needed. The Employee will not take on any other employment or occupation without prior written approval of the Company.

6.2.	Employee is not prevented, whether by contract or otherwise, from entering into this Agreement and performing his obligations hereunder.

6.3.	All the details and information supplied by Employee to the Company in submission of his candidacy for the Position are truthful, correct and accurate, and Employee commits to notify the Company of any change in such details or information.

6.4.	The Employee commits to notify the Employer, immediately and without delay, of any subject or matter in which Employee has a personal interest which may cause a conflict of interest in the Employee’s performance of the Position.

D.	Work Hours

7.	The employee will work five days a week, in accordance with the usual practice and as acceptable with the other employees of the Company at that time and according to the requirements of the supervisors. It is clarified that working hours will be subject to the Hours of Work and Rest Law, and that the worker will not be required to work on Saturdays or Jewish holidays that are not working days according to the law.

8.	It is hereby agreed that in any event, the actual working hours of the employee shall not be less than 43 regular weekly hours (as opposed to overtime) (not including a lunch break of 0.5 hour for no consideration). It is agreed that the consideration detailed in Section E below includes the full range of regular work hours in respect of the employment of the employee in his position and up to 22 additional working hours at a value of 125% of base hour + up to 22 additional work hours, 150% of the base hour per month. The Company prohibits the employee from increasing the number of work hours beyond the aforesaid, unless the employee is given written and prior written approval by the direct manager of the employee.

9.	On holiday eves and during the intermediate days of the holiday, the worker will work for a number of hours as is customary in the company, and in accordance with the law

E.	Compensation

10.	As compensation for the Company’s employment of the Employee, the Company will pay the Employee a monthly salary as detailed in the notice of terms of employment attached hereto as Attachment A (hereafter, the “Determining Wage”).

11.	It is agreed that 15% of the Determining Wage specified in section 10 above is paid to the Employee as special consideration for his confidentiality undertakings, non-competition and protection of intellectual property rights, as set out in sections 40-42 of this agreement below and in a letter of confidentiality, As Attachment B (hereinafter: “Special Consideration”).

The Employee hereby undertakes to refund the Special Consideration to the Company in the event that it exceeds its obligations set forth in Sections 40-42 of this Agreement below and in the letter of undertaking attached to this Agreement as Attachment B. The Company reserves the right to withhold and / or demand any payment received by the Employee in respect of the Special Consideration insofar as the Employee will breach his obligations as aforesaid. Any amount in respect of the special consideration which the Employee will be required to repay to the Company shall bear fixed interest and linkage differentials to the Consumer Price Index from the date on which they were paid to the Employee.

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12.

The employee is aware that his working relationship with the Company is based on trust and on flexible hours, and that the Position and the work needs will require the Employee, from time to time, to work beyond regular working hours and even on unusual days. Therefore, every month, in addition to the basic salary, the employee will be paid a global compensation for overtime and exclusions as detailed in the notice regarding the terms of employment in Attachment A (hereinafter: the “Global Consideration”). The global consideration as stated was determined on the basis of an average and multi-period evaluation of its function. The employee declares and undertakes that he will not exceed the quota of overtime hours without obtaining the Company’s prior approval for such deviation.

It is hereby clarified that the Global Consideration shall constitute the full consideration to which the Employee shall be entitled in respect of his employment during overtime in that month and the Employee shall not be entitled to any additional consideration for such overtime work.

13.	The basic salary and the global compensation (hereinafter together: “Determining Salary” or “Salary”) shall be paid to the employee once a month, no later than the ninth day of each month, for his work in the Company in the past month.

14.	The Determining Wage shall be updated in accordance with the cost of living adjustments as applied to the general economy, and subject to the decision of management from time to time.

15.	Adjustments of the components of salary will be done, in at all, at the discretion of the company once per year in January.

16.	The Determining Wage is the exclusive basis for contributions towards social benefits as provided in this agreement and for termination severance.

17.	It is clarified hereby that any grant and/or expense participation and/or expense reimbursement and/or other benefit that the Employee shall receive (if any), do not constitute part of the Determining Wage for purposes of social benefits including termination severance and/or distributions to the various pension plans.

F.	Annual Leave, Sick Pay and Recuperation

18.	The Employee will be entitled to annual leave as set forth in Attachment A.

19.	The Employee’s taking of any annual leave will be done in coordination with the Company and subject to the Employee’s direct supervisor’s approval at least 14 days in advance.

20.	It is clarified hereby that the Employee will be required in each work year to utilize the annual leave to which he is entitled as set forth in Attachment A and will not be entitled to roll-over and aggregate annual leave days unless such aggregation is approved in writing in advance by the Company in certain circumstances as set by the Company from time to time in accordance with its policies. Annual leave that is not utilized by the Employee within the work year in which such leave was earned will be void and will not be eligible for utilization or payout.

21.	The Employee will be entitled to paid sick days in accordance with the Sick Pay Law and against presentation of medical approvals.

22.	After the completion of one year of employment, Employee shall be paid Recuperation Pay (Dmei Havraa) at the rates determined from time to time in agreements between the Coordinating Bureau of Economic Organizations and the General Organization of Workers (Histadrut).

G.	Term of Agreement

23.	This agreement shall be valid from the date of its execution for an unlimited term.

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24.	Notwithstanding the above, each side may terminate the agreement for any reason and without cause by delivery of prior notice in writing as set forth in Attachment A.

25.	In the prior notice period, the Employee will continue in the performance of his duties, and will transfer his duties in an efficient and organized manner to this replacement, in accordance with the Company’s instruction. Notwithstanding the foregoing, the Company is entitled to waive, in whole or in part, Employee’s continued performance of his duties during the prior notice period.

26.	During the prior notice period, whether or not employee continued performance of his duties in whole or in part, the Employee will be entitled to full compensation and benefits. Notwithstanding the foregoing, the Company shall be entitled to notify the Employee of immediate termination of Employment and pay him for the prior notice period (at the monthly rate of salary at which the Employee would have been paid had he continued performance of his duties during the prior notice period) and in such instance, the Employee will be entitled to the prior notice period compensation only.

27.	Notwithstanding anything else herein, the Company shall be entitled to terminate the Employee immediately and without prior notice in the events of breach of trust; intentional harm to the Company or its property; criminal conviction in connection with or due to performance of the Position; or criminal conviction for an offence of moral turpitude.

H.	Savings Plan (Kupat Gemel), Study Fund (Keren Hishtalmut) and Managers’ Insurance (Bituach Menahalim)

28.	If and to the extent set forth in Attachment A, Company shall make distributions to a pension fund and/or managers’ insurance or savings plan and/or study fund in the Employee’s name.

29.	The Company will transfer the required payments monthly and in parallel will deduct Employee’s contributions from Employee’s salary as set forth in Attachment A.

30.	For avoidance of doubt, the payments to the pension fund and/or managers’ insurance, if and to the extent the Employee is entitled to them per Attachment A, will be drawn from the Determining Wage as defined above.

31.	It is hereby clarified that the employer’s payments to the pension fund and/or managers’ insurance, will constitute Employee’s entire entitlement to severance pay in respect of the paid salary, in place of any severance pay to which the Employee otherwise may have become entitled, as provide under 14 of the Severance Pay Law 1963.

I.	Termination of Employment

32.	Should the Employee’s employment terminate for whatever reason, except under circumstances which preclude Employee’s receipt of severance pay, the Employee shall be entitled to receive all amounts that have accrued to his benefit and all the amounts that were distributed to savings plan (to the extent distributed), whether from his distributions or the Company’s contributions, including all interest and profits that have accrued on such amounts.

33.	The Company and the Employee adopt for purposes of this agreement, the General Order regarding employers’ payments to pensions and insurance funds instead of severance pay pursuant to the Severance Pay Law of 1963 (Section 14 to the Law), as issued under the signature of the Minister of Labor on June 30, 1998 and published in Official Gazette 4659 (hereafter, “Labor Minister’s Order”).

34.	The Company’s payments as described above will come in place of 100% of the severance pay that the Employee or his beneficiaries are entitled to in connection with the salary for which the payments were made and for the period they were made (hereafter, the “Exempt Wages”).

35.	The Labor Minister’s Order will be applicable to the Company’s contributions, but does not diminish the Employee’s rights by law, collective agreement, expansion order or contract, to severance pay for salary above the Exempt Wages.

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36.	Should Employee’s employment terminate due to Employee’s resignation or events or circumstances preventing continued employment (including Employee’s death), the Employee (or his beneficiaries, as applicable) shall be entitled:

36.1.	To receive from the Company the Employee’s monthly salary for the portion of the year which the Employee actually worked;

36.2.	To receive from the pension fund all amounts that accrued to the benefit of the Employee said fund for distributions to the savings plan (Kupat Gemel), whether from Employee’s distributions or Company’s contributions, including all interest and profits that have accrued on said fund and also to receive the distributions that have accrued to the Employee’s benefits in the study fund (Keren Hishtalmut), whether from Employee’s distributions or Company’s contributions.

37.	It is acknowledged and agreed that in the event that the Employee’s termination is due to breach of trust or other material breach of his obligations to the Company under this agreement, including but not limited to any obligations regarding confidentiality and non-competition and including termination due to circumstances which preclude receipt of severance pay in accordance with the law, then despite anything else herein to the contrary, the Employee will not be entitled to receive prior notice of termination or payment for a prior notice period, and will also not be entitled to severance pay and the Company shall be entitled to demand return of all funds that were transferred to the severance fund on account of such severance pay, including all interest and profits earned on such amounts.

38.	Upon termination of the Employee’s emplacement with the Company, the Employee shall deliver to Company all documents, information and other materials or property that has been provided to him or prepared by him in connection with his employment with the Company.

39.	For avoidance of doubt, the Employee shall not have any offset or lien rights against the property or funds of the Company that are in the Employee’s possession or in connection with any debt of the Company to the Employee.

J.	Confidentiality and Non-Competition

40.	The Employee acknowledges hereby that in light of the business of the Company it is of utmost importance to preserve the confidentiality of any information and/or document which he receives during his employment and he commits to preserve confidentiality in accordance with the non-disclosure agreement attached hereto as Attachment B.

41.	The Employee commits as follows:

41.1.	Not to, directly or indirectly, engage with any customer of Company or its related companies, whether independently or as an employee, including by partnership or holding, by himself or through others, of shares or management rights in any companies, during the period of this agreement and for a period of 12 months thereafter, in any matter related to the business of the Company except as part of this performance of his duties to the Company. It is clarified that the list of clients and/or vendors and/or marketing system and/or any other list that was utilized by employee in the regular course of his employment with the Company are trade secrets of the Company. The Employee commits not to take advantage of and/or use such lists except with the specific written consent of the Company.

41.2.	Not to work, during the period of this agreement and for a period of 12 months thereafter, for any reason, in Israel or elsewhere, whether directly or indirectly, in any business, job, or other occupation which competes in any way with the Company’s and/or its related companies’ business in the field of Contact/contactless smart cards and IoT.

41.3.	Not to disparage the Company or its shareholders or its customer.

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K.	Intellectual Property and Instruments of Service

42.	Without derogating from all of the Employee’s obligations in the letter of undertaking in Attachment B, any invention, patent, copyright, trade mark, trade secret, knowledge and information developed by the employee as a result of his employment with the Company and / or at the time of his employment in the Company shall belong to the Company and the Employee undertakes to sign any document Which will be required to realize the Company’s rights as aforesaid.

L.	Miscellaneous

43.	The payments and benefits granted under this agreement are subject to tax withholdings and other obligatory withholdings that the Company must withhold by law and nothing in this agreement shall be deemed as obligating Company to pay any tax or payment which Employee is obligated to pay, except the benefit value of meals which shall be grossed up by company to which Employee and as may be otherwise agreed.

44.	The terms of employment with the Company are solely as set forth in this personal employment contract between Employee and Company and Employee will not be entitled to any payment or other benefits relating to his employment with the Company or termination thereof except as specifically provided in this agreement.

45.	This agreement will supersede all prior agreements between Employee and Company whether written or oral.

46.	Any change or cancellation of a term of this agreement shall be solely in writing and executed by both parties.

47.	The address of the parties for purposes of this agreement shall be as first written hereinabove and any notice, document or pleading that will be sent by one part to the other to the above addresses shall be deemed as delivered to the recipient if delivered by hand – at the time of delivery and if delivered by registered mail – 72 hours after mailing.

Acknowledged and Agreed:

/s/ On Track Innovations Ltd.	/s/ Assaf Cohen
On Track Innovations, Ltd.	Employee

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Attachment A

Employee’s Details:

Name:	Assaf Cohen ID: 066550468 Address: 145 Aba Hushi Ave., Haifa

1.	Title:	Chief Financial Officer of the Company and its Subsidiaries

2.	Date of commencement of Employment:	February 27, 2018

3.	Direct Supervisor:	Company CEO

4.	Pay Basis:	Monthly Salary

5.	The Employee will be entitled to a personal vehicle for purposes of performing his duties in accordance with the type and/or class of vehicle customary in the Company for employee’s position. All regular expense relating to the use of the vehicle, except for fines of any type, will be borne and paid by Company. Taxes for the benefit value of the vehicle will be borne by Company.

6.	The total regular payments to be paid to Employee as salary (gross) are:

6.1	until December 31, 2018:

6.1.1	A basic wage of NIS 22,500 gross per month, including special consideration at the rate of 15% for the employee’s obligations to maintain confidentiality, non-competition and protection of intellectual property rights as detailed in sections 40-42 of the personal employment agreement and in writing a commitment to confidentiality, intellectual property and non-competition attached As Attachment B to the Personal Work Contract;

6.1.2	Global compensation of NIS 7,500 gross per month, reflecting full compensation for the worker’s work during overtime hours;

6.2	Commencing on January 1, 2019:

6.2.1	A basic wage of NIS 26,250 gross per month, including special consideration at the rate of 15% for the employee’s obligations to maintain confidentiality, non-competition and protection of intellectual property rights as detailed in sections 40-42 of the personal employment agreement and in writing a commitment to confidentiality, intellectual property and non-competition attached As Attachment B to the Personal Work Contract;

6.2.2	Global compensation of NIS 8,750 gross per month, reflecting full compensation for the worker’s work during overtime hours;

6.3	The basic salary and the Global Compensation (hereinafter together: “Determined Salary” or “Salary”) shall be paid to the Employee by the 9th day of each calendar month, in respect of the preceding month;

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7.	The breakdown of all payments to be paid to an employee as wages is as follows:

Regular Payments		Irregular Payments
Type of Payment	Date of Payment	Type of Payment**	Date of Payment**
Salary	The 9th of the following month	---	---

** Description of types of payments: basic salary, money equivalent - non-intoxicating food and beverages for consumption in the workplace and non-reimbursable housing, seniority increment, premiums and incentive, overtime, shifts and any other payment for non-fixed wages.

** If the date of payment is not fixed, or the date will apply when a condition is met, please note this.

8.	Payment for Social Benefits:

Social benefits will be paid from the commencement of employment.

Date of commencement of Payment	Percentage of Employer Contribution	Percentage of Employee’s Contribution	Receiving Entity and Name of Plan	Type of Payment
Month following Pay	8.33% instead of severance + 5% savings (gemel) + up to 2.5% disability	6%	Managers’ insurance and/or pension fund	Insurances
Month following Pay	7.5%	2.5%	By Employee’s Choice	Study Fund (Keren Hishtalmut)

9.	Number of annual leaves days to be granted to Employee is 18 days.

10.	Utilization of leave will be with prior approval from direct supervisor.

11.	The prior notice period for termination of employment by the Company or by the Employee shall be: Until December 31, 2018 - 60 days. From January 1, 2019 – 90 days

12.	Subject to applicable law and the Company’s compensation plan and policies from time to time, the Employee will be entitled to participate in the annual bonus plan for officers of the Company, pursuant to which he will be entitled to a maximum bonus of up to 4 monthly salaries, according to the annual bonus plan to be approved by the Compensation Committee and the Board of Directors of the Company.

13.	The Company’s obligations to the employee, subject to the employee signing this letter and the labor agreement.

We wish the Employee good luck.

Sincerely,

On Track Innovations, Ltd.

I hereby declare that I have read the above-written and understand and agree to the foregoing.

/s/ Assaf Cohen	February 27, 2018
Employee’s signature	Date

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Attachment B

Non-Disclosure Agreement

I, the undersigned, Assaf Cohen (ID No. 066550468) in consideration for value received, hereby declare and undertake towards On Track Innovations Ltd. and any of its parent/controlling corporation, subsidiaries and/or affiliated entities (collectively, the “Company”) as follows:

1.	In this Undertaking, the following terms shall have the following meaning:

1.1.	“Confidential Information” means any and all information relating to Company’s proprietary technology or business including, without limitation, information, data, know-how, formulas, concepts, tests, drawings, specifications, applications, designs and trade secrets, patents, know-how, technology data and all other information, design methodology, engineering and manufacturing processes and data and information related to Company’s products or their development, equipment, suppliers, sales, customers, potential customers, business operations and plans, financial situation, members, employees and investors.

1.2.	“Confidential Documents” means any documents containing Confidential Information, including without limitation: (i) any documents, notes, memoranda, summaries, analyses, paper works, sketches, designs, charts, specifications, prints, compilations, or any other writings relating to Confidential Information, and any other materials embodied in drawings, floppy discs, tapes, CD ROM, hard drives, software or in any other possible way containing or relating to Confidential Information or any part thereof, whether or not prepared by Company or on its behalf, (ii) all documents received, used, or that shall be received or used, by me in relation with my employment with Company, and/or (iii) the contents of such Confidential Documents as stored in my memory.

1.3	“Competing Goods” means any goods sold in competition with the Prescribed Goods;

1.4	“Competing Services” means any services rendered in competition with the Prescribed Services;

1.5	“Prescribed Areas” means Israel or in any other part of the world in which Company conducts its business;

1.6	“Prescribed Customers” means any person who is or was a customer of Company at the termination date; or who is or was a customer of Company at the termination date or who was a potential customer with which I had been engaged in negotiations with a view to doing business on behalf of Company within the period of 6 (six) months preceding the termination date;

1.7	“Prescribed Goods” means any products sold by Company in the ordinary course of business as at the termination date or which is then included in any strategic plan of Company;

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1.8	“Prescribed Services” means any services rendered by Company in the ordinary course of business as at the termination date or which is then included in any strategic plan of Company;

1.9	“Prescribed Suppliers” means any person who is or was a supplier of Prescribed Goods and/or Prescribed Services to Company at the termination date; or is or was a supplier of Prescribed Goods and/or Prescribed Services to Company at the termination date with which I had been engaged in negotiations with a view to doing business on behalf of Company within the period of 6 (six) months preceding the termination date;

1.10	“Restraint Period” means a period of 12 (twelve) months calculated from the termination date;

1.11	“Termination Date” means the date upon which my employment with the Company ceases or is terminated for any reason whatsoever;

2.	I am fully aware that Confidential Information and Confidential Documents are the exclusive property of Company, and that they were made or shall be made available to me and for my use solely for the purpose of my work as an employee of Company.

3.	I undertake towards Company as follows:

3.1.	To maintain as fully confidential all Confidential Information and Confidential Documents;

3.2.	Not to disclose or divulge to any third party, or allow any third party access to any of Confidential Information or Confidential Documents, or use any of thereof, whether directly or indirectly, save exclusively for the purposes of my work as an employee of Company.

3.3.	Not to misuse any of Confidential Information or Confidential Documents, or any part thereof, in a manner other than the usual use of Confidential Information and Confidential Documents and for a purpose other than the purpose for which Confidential Information and Confidential Documents were divulged to me.

3.4.	Not to make public or divulge in any way Confidential Information and Confidential Documents or any part thereof.

3.5.	Not to duplicate, copy, scan, or create in any other way copies of Confidential Documents or any part thereof, except for the purpose for which the Confidential Information and Confidential Documents were divulged to me.

3.6.	Upon demand of Company, at any time whatsoever, to return to Company the Confidential Information and Confidential Documents or any part thereof or copies thereof in any form whatsoever, and to, if so required, confirm in writing to Company that all Confidential Information and Confidential Documents or any copies thereof in any form whatsoever which had been in my possession have been returned to Company, and that I did not retain any copies of it, including copies made by electronic forms.

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3.7.	Not to remove from Company’s premises or take for my use any of Confidential Information and Confidential Documents without Company’s prior written approval, unless if such removal is made strictly for the purposes of performing my undertakings towards Company.

4.	I agree and accept that:

4.1.	Company reserves all rights in any inventions, patents, copyrights, designs, and any other intellectual property invented or devised by it in relation to Confidential Information and Confidential Documents.

4.2.	Any invention including any patent or patent application and any copyrights or any other intellectual property invented or created by me during my employment with Company or as a result of my employment with Company (the “IP”), shall be the exclusive property of Company, and I do not have and shall not have any demand or claim against Company relating to the IP and no monetary rights therein. This Section will be considered for any purpose as “Contract” according to the meaning of this term in Section 134 of the Patents law. In other words, I hereby agree that I will not be entitled for any compensation for IP, and that I will not address in this matter to The Payment and Compensation Commission (“Hava’ada Leinianey pitzuim vetamlugim”) by virtue of the Patents law. Despite of the above, it is hereby agreed that if Company will be forced, by any entity or authority, to pay me or whoever in my place, any compensation due to the rights stipulated above, this payment will be considered as my debt to Company, hence Company shall be entitled to offset and deduct this payment from any other sum that I am entitled to from Company according to this Undertaking (or according to other binding agreement between me and Company), including from the sum that I will be entitled to receive from Company as mentioned above.

4.3.	I undertake to sign any document and to do any other act required in order to assign and register the said rights in the name of Company, or to prove Company’s rights, if and to the extent that this is required in the opinion of Company and/or Company’s legal counsels.

4.4.	I shall not challenge Company’s intellectual property rights in any way, including without limitation, by filing to any court, patent or other authority, a claim, opposition or request for cancellation against such rights.

5.	The restrictions of use and disclosure set forth in this undertaking shall not apply to any Confidential Information and Confidential Documents which after they were disclosed became, available to the general public, through no breach of a confidentiality undertaking towards Company.

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6.	It is recorded that in the course of my duties I (i) have acquired and/or will acquire considerable know-how in and will learn of Company’s techniques relating to the business; (ii) will have access to names of customers with whom Company does business, whether embodied in written form or otherwise; (iii) will have the opportunity of forging personal links with customers of Company; and (iv) generally will have the opportunity of learning and acquiring the trade secrets, business connections and other Confidential Information appertaining to Company’s business.

I acknowledged that the only effective and reasonable manner in which Company’s rights in respect of its business secrets and customer connections can be protected is the restraint I am imposing upon myself as set forth hereunder. Therefore, in consideration of the non-competition payment, as set in my employment agreement, I hereby undertake that during the term of my employment with Company and for the duration of the Restraint Period, whether as proprietor, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative, assistant, trustee or beneficiary of a trust or otherwise and whether for reward or not, directly or indirectly, I shall not -

6.1	Carry on or be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern which carries on, in the Prescribed Areas any business which sells Prescribed Goods and/or Competing Goods or renders Prescribed Services or Competing Services or in the course of which Prescribed Goods or Competing Goods are sold and/ or Prescribed Services or Competing Services are rendered; provided that I shall not be deemed to have breached my undertaking by reason of my – (i) holding shares in Company; or (ii) holding shares in any company the shares of which do not in aggregate constitute more than 5% (five per cent) of any class of the issued share capital of such company and which are listed on a recognized stock exchange if the shares owned by me or by my relatives (as defined in the Israeli Companies Act 1999) which do not in the aggregate constitute more than 5% (five per cent) of any class of the issued share capital of such company.6.2

6.2.1	Not to solicit, on my own account or for any other person, the services of, or endeavor to entice away from Company any director, employee, consultant or a subcontractor of, or any other person related to Company, who during the period of 12 months prior to such termination occupied a senior or managerial position in relation to Company, and/or who was likely (in the opinion of Company) to be: (i) in possession of Confidential Information; or (ii) able to influence the customers’ connections of Company (whether or not such person would commit any breach of his contract of employment or engagement with Company).

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6.2.2	Furnish any information or advice (whether oral or written) to any prescribed customer that I intend to or will, directly or indirectly, be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern carried on in any of the Prescribed Areas which sells Prescribed Goods and/or Competing Goods or renders Prescribed Services and/or Competing Services or in the course of which Prescribed Goods and/or Competing Goods are sold and/or Prescribed Services or Competing Services are rendered during the Restraint Period; or

6.2.3	Furnish any information or advice (whether oral or written) to any Prescribed Customer or use any other means or take any other action which is directly or indirectly designed, or in the ordinary course of events calculated, to result in any such Prescribed Customer terminating his association with Company and/or transferring his business to or purchasing any Prescribed Goods or Competing Goods or accepting the rendering of any Prescribed Services or Competing Services from any person other than the Company, or attempt to do so.

6.3	Solicit orders from Prescribed Customers for the Prescribed Goods and/or any Competing Goods and/or the Prescribed Services and/or any Competing Services; or canvass business in respect of the Prescribed Goods and/or any Competing Goods and/or the Prescribed Services and/or Competing Services from Prescribed Customers; or sell or otherwise supply any Prescribed Goods and/or Competing Goods to any Prescribed Customer; or render any Prescribed Services and/or Competing Services to any Prescribed Customer; or purchase any Prescribed Goods and/or Competing Goods from any Prescribed Supplier or accept the rendering of any Prescribed Services and/or Competing Services from it; or solicit appointment as a distributor, licensee, agent or representative of any Prescribed Supplier in respect of Prescribed Goods and/or Prescribed Services, including on behalf of or for the benefit of a Prescribed Supplier.

6.4	Each of the undertakings set out in this Section 6 (including those appearing in a single sub-section) is severable inter alia as to (i) the nature of interest, act or activity; (ii) the categories of persons falling within the definition of Prescribed Customers; (iii) the categories of goods falling within the definition of the Prescribed Goods and Competing Goods; (iv) the categories of services falling within the definition of the Prescribed Services and Competing Services; and (v) the categories of persons falling within the definition of Prescribed Supplier.

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7.	It is agreed and recorded that, without prejudice to any right or remedy which is available to Company under any law or agreement, the unauthorized disclosure or use of any Confidential Information and Confidential Documents or a breach of my undertakings pursuant to Section 6 above, will cause immediate or irreparable injury to the Company and that the Company cannot be adequately compensated for such injury in monetary damages, then, in order to safeguard the Company from any possible breach of confidentiality, I consent in advance that Company will be permitted to obtain, from any court or tribunal, any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of unauthorized disclosure or use.

8.	This Undertaking shall form an integral part of my employment agreement with the Company and a breach of any of my obligations hereunder, shall also constitute a material breach of such employment agreement.

9.	This Undertaking shall be interpreted and construed in accordance with the laws of the State of Israel and the competent courts in Tel-Aviv-Jaffa shall have exclusive jurisdiction for all matters pertaining or relating thereto.

10.	If any condition, term or covenant of this Undertaking shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Undertaking, and this Undertaking shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

11.	Unless specifically limited herein, my undertakings hereunder shall be valid: (i) during the term of my employment with the Company, and unless the Company waived such right in writing, following termination of my employment with the Company (and will survive such termination or expiration) without time limitation; (ii) in Israel or outside Israel, and - (iii) whether such undertakings may or may not be registered under any register prescribed by law.

/s/ Assaf Cohen	February 27, 2018
Employee's signature	Date

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